Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

AlphaPoint Technology, Inc.

AlphaPoint Technology, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	The First section of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

First: The name of the corporation is LevelBlox, Inc. (the “Corporation”).

2.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Company in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Company is not required.

3.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be September 27, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 27th day of September 2018.

AlphaPoint Technology, Inc.

By:	/s/ Gary Macleod
Gary Macleod Chief Executive Officer